Exhibit 99.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
AND
FIRST AMENDMENT TO AMENDED AND RESTATED TERMS OF LONG-TERM CASH INCENTIVE AWARD

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT AND FIRST AMENDMENT TO AMENDED AND RESTATED TERMS OF LONG-TERM CASH INCENTIVE AWARD (this “Amendment”), dated as of November 15, 2012, is by and among Coastal Credit, L.L.C., a Virginia limited liability company (the “Company”), White River Capital, Inc., an Indiana corporation (“WRC”), and William E. McKnight (“Executive”).

WHEREAS, Executive has served as the President and Chief Executive Officer of the Company, which is a wholly owned subsidiary of WRC; and

WHEREAS, the Company, WRC, and Executive entered into an Employment Agreement dated as of May 18, 2009, which was effective as of January 1, 2009 (the “Original Employment Agreement”), and a First Amendment to Employment Agreement dated May 10, 2011 (collectively, with the Original Employment Agreement, the “Employment Agreement”); and

WHEREAS, the Company, WRC, and Executive entered into an Amended and Restated Terms of Long-Term Cash Incentive Award dated as of May 10, 2011 (the “Award Agreement”); and

WHEREAS, the parties hereto, because of the anticipated sale of WRC and its wholly owned subsidiary, the Company, to Coastal Credit Holdings, Inc., a Delaware corporation (“Parent”), and Coastal Credit Merger Sub, Inc., an Indiana corporation (“Purchaser”), desire to make certain further modifications to the Employment Agreement and the Award Agreement to reaffirm the parties’ mutual commitment to each other and in recognition of Executive’s significant position within the Company and WRC.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree that the Employment Agreement and the Award Agreement shall be, and they hereby are, amended as follows:

1.           Effective Date of Agreement.  This Amendment will only become effective immediately upon the closing of the sale of WRC and the Company to the Purchaser (“Closing”).  Should the Closing not occur, this Amendment will have no effect and the Company, WRC and Executive shall be governed by the terms and conditions of the respective May 10, 2011 Employment Agreement and Award Agreement.

2.           Salary/Bonus.  At and subject to Closing Section 7(b) of the Employment Agreement will be amended to add the following after the last sentence:

“Notwithstanding the foregoing, upon Closing, with respect to any Computation Period after the Computation Period ending in 2012, Executive shall receive an annual performance bonus based the following terms and conditions: (1) a guaranteed annual bonus of $150,000

(“Guaranteed Bonus Payment”) and (2) if the Company or its successor has Normalized Net Pre-Tax Income of $16,000,000 or more for a Computation Period, Executive shall receive an additional annual bonus of One Percent (1%) of the Normalized Net Pre-Tax Income (“Second Tier Bonus Payment”).  For purposes of this Amendment, and for 2012, Normalized Net Pre-Tax Income of the Company or its successor shall not be reduced by any management fees or their equivalent charged by the Purchaser to the Company or its successor(s) or transaction fees or costs associated with the Closing or the payment of the consideration.  Executive will be paid his annual performance bonus within 30 days of the end of each such Computation Period that occurs subsequent to the 2012 Computation Period.”

3.           Acceleration of Long-Term Incentive Payments Following Change of Control.  Upon Closing, the Award Agreement will be amended to add the following to the end of the section titled “Risk of Forfeiture”:

“Upon Closing and as part of the Closing transaction, the Vesting Date with respect to the installments of the Award for which the Vesting Date has not yet occurred will be deemed to have occurred, and such installments shall be immediately payable and the value thereof shall be based on the price per share of the WRC common stock received in the Closing transaction, with such payment to be made pursuant to irrevocable action taken by the Company to liquidate the Award and all similar agreements, methods, programs, and other arrangements sponsored by the Company that are treated as having been deferred under a single plan under Treasury Regulation 1.409A-1(c)(2) within the 30 days preceding the Closing, in accordance with Treasury Regulation 1.409A-3(j)(4)(ix).”

4.           Participation in Available Incentive Plans.  Upon Closing, Section 8 of the Employment Agreement will be amended to add the following after the last sentence:

“So long as Executive is employed by the Company or its successor, he shall be eligible to participate in all present and future incentive compensation plans or arrangements that are available to senior management employees of the Company, WRC or their successor(s).”

5.           Good Reason.  Subsequent to the Closing, Executive hereby agrees that the following shall not constitute either “Good Reason” or a “Change of Control” under the Employment Agreement: (i) execution and delivery of, and consummation of the transactions contemplated in, the Agreement and Plan of Merger, dated on or about the date of this Amendment, among Purchaser and WRC; and (ii) the entry by the parties hereto into this Amendment, and the implementation of the amendments contemplated hereby.

6.  Defined Terms.  All capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Employment Agreement or the Award Agreement, as applicable.

7.  Counterparts.  This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same instrument.

8.  Miscellaneous.  Except as specifically amended by the terms of this Amendment, all other terms and conditions of the Employment Agreement and the Award Agreement are and shall remain in full force and effect for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Coastal Credit, L.L.C.

/s/ Nina T. White
By: Nina T. White
Title: Authorized Person

White River Capital, Inc.

/s/ Martin J. Szumski
By: Martin J. Szumski
Title: Chief Financial Officer

/s/ William E. McKnight
William E. McKnight